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               ASSIGNMENT OF ADMINISTRATIVE AND ADVISORY AGREEMENT
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         This Assignment of Administrative and Advisory Agreement ("Assignment")
made as of April 30, 1999 by and between CEDAR INCOME FUND, LTD., a Maryland corporation ("Assignor") and CEDAR INCOME FUND PARTNERSHIP, L.P., a Delaware limited partnership ("Assignee").

                                   BACKGROUND
                                   ----------

         (a) Assignor has entered into an Administrative and Advisory Agreement ("Agreement") dated as of April 2, 1998 with Cedar Bay Realty Advisors, Inc., a New York corporation ("Advisor") with respect to day-to-day administrative functions.

         (b) Assignor has sold substantially all of its assets to Assignee, a limited partnership of which Assignor is the general partner.

         (c) Assignor desires to assign its rights and obligations under the Agreement to Assignee and Assignee desires to assume such rights and obligations.

         NOW, THEREFORE, in consideration of the agreements and covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignor and Assignee agree as follows:

         (1) Assignor hereby assigns to Assignee all of its right, title and interest to the Agreement.

         (2) Assignee hereby assumes all of the duties and obligations under the Agreement.

         (3) All references to operation as a Real Estate Investment Trust ("REIT"), compliance with rules and regulations applicable to REITs, election of directors, appointment of officers and action by directors, officers or shareholders, shall continue to refer to Assignor.

         (4) This agreement contains the entire understanding of the parties with respect to the subject matter contained herein and there are no other understandings or undertakings related to such matters. This agreement may be modified only by a written agreement signed by all parties.

         (5) This agreement shall be governed by and construed in accordance with the laws of the State of New York.



                                                                     Page 1 of 2

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Assignment of Administrative and Advisory Agreement                  Page 2 of 2



                                            ASSIGNOR:
                                            CEDAR INCOME FUND, LTD.


                                            By:_________________________________
                                               Name:  Leo S. Ullman
                                               Title: President


                                            ASSIGNEE:
                                            CEDAR INCOME FUND PARTNERSHIP, L.P.
                                            By: Cedar Income Fund, Ltd.,
                                                general partner


                                                By:_____________________________
                                                   Name:  Leo S. Ullman
                                                   Title: President


The foregoing Assignment is hereby consented to:


                                            CEDAR BAY REALTY ADVISORS, INC.



                                            By:_________________________________
                                               Name:  Brenda J. Walker
                                               Title: Vice President